Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders IGI, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-35047, 33-43212, 333-47006 and 333-61716) and Form S-8 (Nos. 33-63700, 33-65249, 333-28183, 333-65553, 333-67565, 333-79333, 333-79341 and 333-52312) of our report dated March 31, 2007 relating to the consolidated balance sheet of IGI, Inc. and Subsidiaries as of December 31, 2007 and the related statements of operations, cash flows and stockholders' equity for each of the years in the two year period then ended, which appears in the December 31, 2007 Annual Report on Form 10-KSB of IGI, Inc. and Subsidiaries.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 31, 2008

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